UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 29, 2015

Community Healthcare Trust Incorporated

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37401	46-5212033
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

354 Cool Springs Blvd., Suite 106, Franklin, Tennessee 37067

(Address of Principal Executive offices)

Registrant’s telephone number, including area code: (615) 771-3052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Revolving Credit Facility

On June 3, 2015, the Company entered into a $75.0 million syndicated senior revolving credit facility (the “Credit Facility”). The Credit Facility includes an accordion feature that provides the Company with additional capacity, subject to the satisfaction of customary terms and conditions, including obtaining additional commitments from lenders, of up to $125.0 million, for a total facility size of up to $200.0 million. Our material subsidiaries are guarantors of the obligations under the Credit Facility. The amount available for us to borrow from time to time under the Credit Facility is limited according to a borrowing base valuation of certain unencumbered properties owned by subsidiaries of our operating partnership that guarantee the facility. We have the option to remove properties from the pool of borrowing base properties and to add different properties, subject to our continued compliance with the financial covenants and other terms of the Credit Facility.

Amounts outstanding under the Credit Facility bear annual interest at a floating rate that is based, at the Company’s option, on either LIBOR plus 2.50% to 3.00% or a base rate plus 1.50% to 2.00%, in each case, depending upon the Company’s leverage ratio. In addition, we are obligated to pay an annual fee equal to 0.25% of the amount of the unused portion of the Credit Facility if amounts borrowed are greater than 50% of the borrowing capacity under the Credit Facility and 0.35% of the unused portion of the Credit Facility if amounts borrowed are less than or equal to 50% of the borrowing capacity under the Credit Facility.

Our ability to borrow under the Credit Facility is subject to our ongoing compliance with a number of customary affirmative and negative covenants, including limitations with respect to liens, indebtedness, distributions, mergers, consolidations, investments, restricted payments and asset sales, as well as financial covenants, including:

•       a maximum leverage ratio of 50%;

•       a minimum fixed charge coverage ratio of less than 1.75 to 1.00;

•       a minimum tangible net worth of not less than approximately $96.9 million plus 75.0% of net proceeds from future equity capital raises;

•       a minimum amount of liquidity of not less than $5.0 million; and

•       a maximum distribution/pay-out ratio of the greater of (i) 95% of Funds From Operations of the Company or (ii) the amount required for the Company to maintain its status as a REIT.

The Credit Facility includes customary events of default, the occurrence of which, subject to certain cure periods, permits the lenders to terminate commitments to lend under the Credit Facility and accelerate payment of all amounts outstanding thereunder. Additional information regarding the Credit Facility is included in the prospectus (the “Prospectus”) for the Company’s initial public offering, filed with the Commission on May 26, 2015 pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Information about the Credit Facility is provided in the Prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Anticipated Credit Facility,” and such information is incorporated by reference in this Current Report on Form 8-K. The foregoing summary of the Credit Facility and the information in the Prospectus is not complete and is qualified in its entirety by reference to the Credit Facility agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference in this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets

Through May 29, 2015, the Company had acquired 15 of the initial properties as discussed in the Prospectus for an aggregate purchase price of approximately $41.2 million, and, as of June 4, 2015, the Company had acquired an aggregate of 23 of the 35 initial properties for an aggregate purchase price of $62.7 million. Additional information regarding the acquisition of the initial properties is included in the Prospectus under the captions “Our Business — Initial Properties” and “Our Business — Acquisition of Initial Properties,” and such information is incorporated by reference in this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Credit Agreement dated as of June 3, 2015, by and among Community Healthcare OP, LP, the Company, the Lenders from time to time party hereto, and SunTrust Bank, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY HEALTHCARE TRUST INCORPORATED

By:	/s/ Timothy G. Wallace
Name:	Timothy G. Wallace
Title:	President and Chief Executive Officer

Date: June 4, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Credit Agreement dated as of June 3, 2015, by and among Community Healthcare OP, LP, the Company, the Lenders from time to time party hereto, and SunTrust Bank, as Administrative Agent.